Exhibit 99.1

Stockholders Overwhelmingly Reelect Rubicon Technology’s Incumbent Directors

BENSENVILLE, Illinois – June 24, 2016 – Rubicon Technology, Inc. (NASDAQ:RBCN) (“Rubicon” or the “Company”), a leading provider of sapphire substrates and products to the LED, optical and semiconductor industries, today announced that based on the preliminary vote count provided by the Company’s proxy solicitor following today’s 2016 annual meeting, stockholders have voted overwhelmingly to reelect Rubicon’s director nominees, Don N. Aquilano and Donald R. Caldwell.

Bill Weissman, Rubicon’s Chief Executive Officer, said: “On behalf of management and the Board of Directors, I want to thank our stockholders for supporting Rubicon’s director nominees. Rubicon is going through unprecedented difficult market conditions, and we are working hard to improve cash flow, launch new, differentiated products and pursue new opportunities. We will continue to do our utmost to strengthen performance and maximize stockholder value. We are respectful of the trust that investors have placed in us, and we look forward to continuing to engage productively with our stockholders.”

Preliminary results also indicate that stockholders have voted to (1) ratify the appointment of the Company’s independent registered public accounting firm for 2016 and (2) approve the Company’s 2016 Stock Incentive Plan.

The Company will file the final voting results with the Securities and Exchange Commission (“SEC”) on a form 8-K within four business days, once they are certified by the independent inspector of elections.

About Rubicon Technology

Rubicon Technology, Inc. is a vertically integrated advanced electronic materials provider specializing in monocrystalline sapphire for applications in light-emitting diodes (LEDs), optical systems and specialty electronic devices. Rubicon has an unmatched technology platform and expertise extending from the preparation of raw aluminum oxide through sapphire crystal growth and fabrication to large-diameter polished sapphire windows and wafers and patterned sapphire substrates (PSS), enabling Rubicon to supply custom sapphire products with superior quality and precision. Further information is available at http://rubicontechnology.com.

Rubicon Technology, Inc.

Dee Johnson, 847-457-3426

Vice President, Investor Relations